Exhibit 10.1

REINSURANCE GROUP OF AMERICA, INCORPORATED

ANNUAL BONUS PLAN

Adopted February 21, 2023

1.	General Plan Purpose and Structure

The purpose of the Reinsurance Group of America, Incorporated Annual Bonus Plan (the “ABP”) is to motivate superior, focused, and prudent performance on the part of employees for the ultimate benefit of shareholders and employees. The ABP is further intended to provide flexibility to the Company (as defined below) in its ability to motivate, attract and retain the services of employees and provide appropriate incentive compensation opportunities to employees for achievement of established goals.

2.	Definitions

The following words and phrases, when used below, unless the context clearly otherwise requires, shall have the following respective meanings:

a.	Award. Any right granted to a Participant under the ABP to receive Compensation that is computed based upon the attainment of one or more Performance Goals.

b.	Award Agreement. Any written agreement, contract, or other instrument or document (including without limitation, a performance grid or worksheet) evidencing an Award.

c.	Board of Directors. The board of directors of Reinsurance Group of America, Incorporated.

d.	Company. Reinsurance Group of America, Incorporated and its direct and indirect subsidiaries.

e.	Committee. The Human Capital and Compensation Committee of the Board of Directors or any subcommittee thereof designated by such committee.

f.	Compensation. The payment under an Award to which a Participant is entitled under the ABP.

g.	Participant. An eligible employee of the Company who is designated by the Committee, pursuant to the paragraph entitled “Participation” below, as a participant in the ABP.

h.

Performance Criteria. The criteria, or any combination of criteria, that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Plan Year (or other period of performance). The Performance Criteria that will be used to establish Performance Goals may include, but are not limited to, the following:

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operating earnings or income; operating earnings per share; adjusted operating income per share; net income; total or net revenues; adjusted operating revenue; gross or net premiums; shareholder return and/or value; retained earnings; book value or book value per share; book value per share excluding all other comprehensive income; gross or net margin; profit returns and margins; operating or net cash flow; financial return ratios; return on equity; return on average adjusted equity; return on assets; return on invested capital; earnings per share growth; change in embedded value and embedded value of new business;

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budget achievement; expenses; expense control; market capitalization; stock price; market share; working capital; cash available to Company from a subsidiary or subsidiaries; dividends; ratings; business trends and economic value added; and

•	product development; client development; leadership; project progress; project completion; quality; customer satisfaction; diversity and corporate governance.

i.

Performance Goals. The goals established in writing by the Committee for the Plan Year based upon any one or more of the Performance Criteria. The Performance Goals may be expressed in terms of overall Company performance or the performance of a subsidiary, division, business unit or an individual. The Performance Goals may be stated in terms of absolute levels or relative to another company or companies or to an index or indices.

j.	Plan Year. The year on which the ABP is operated, which is presently the calendar year with a start date of January 1 and an end date of December 31.

k.

Retirement Eligibility. A Participant attains a combination of age and years of service that equal at least sixty-five (65); provided that for the purposes of this calculation, the minimum number of years of service credited shall be five (5) and the maximum number of years of service credited shall be ten (10).

3.	Plan Administration

The ABP shall be administered by the Committee. Subject to any specific designation in the ABP and any limitations on its authority as delegated by the Board of Directors, the Committee has the exclusive power, authority and discretion to:

•	designate Participants to receive Awards;

•	determine the number of Awards to be granted;

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determine the terms and conditions of any Award granted pursuant to the ABP, including without limitation, any restrictions or limitations on the Award and any schedule for lapse of forfeiture restrictions, based in each case on such considerations as the Committee, in its sole discretion, determines;

•	determine whether, to what extent, and pursuant to what circumstances an Award may be canceled, forfeited or surrendered;

•	prescribe the form of each Award Agreement, which need not be identical for each Participant;

•	decide all other matters that must be determined in connection with an Award;

•	establish, adopt or revise any rules and regulations as it may deem necessary or advisable to administer the ABP;

•	interpret the terms of, and any matter arising pursuant to, the ABP or any Award Agreement; and

•	make all other decisions and determinations that may be required pursuant to the ABP or an Award Agreement as the Committee deems necessary or advisable to administer the ABP.

The Committee’s interpretation of the ABP, any Awards granted pursuant to the ABP, any Award Agreement and all decisions and determinations by the Committee with respect to the ABP are final, binding and conclusive on all parties.

4.	Participation and Eligibility

Notwithstanding any other provision of this ABP, Participants in the ABP shall be determined on an individual basis annually by the Committee, in its sole discretion. Participation in the ABP is not a guarantee of employment. Participation in one year does not guarantee participation in subsequent years. No individual shall have any right to be granted an Award pursuant to the ABP.

Subject to the exceptions set forth herein, any regular full-time and part-time employee of the Company may be selected by the Committee, in its sole discretion, for participation in the ABP. Participants who work part-time may receive a pro-rated Award based on scheduled work hours during the Plan Year or pro-rated annual base salary for that Plan Year, as determined by the Committee in its sole discretion. Temporary employees, contingent workers and contractors are not eligible to participate in the ABP.

Awards are pro-rated for newly hired, promoted or department transferred employees for the Plan Year. Newly hired Participants joining the Company after September 30 of any Plan Year are not eligible to participate in the same year’s ABP.

5.	Awards and Performance Goals

Awards. Awards may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee, subject to all terms and conditions of the ABP and the applicable Awards. Subject to the terms of the ABP and the applicable Award, after the applicable Plan Year (or other period of performance) has ended, a Participant with an Award shall be entitled to receive Compensation, at the time specified herein, to be determined as a function of and to the extent the applicable Performance Goals have been achieved.

Establishing Performance Goals. The Performance Goals for each Participant and the amount of Compensation payable if those goals are met shall be established in writing for each Plan Year (or other period of performance) by the Committee no later than 90 days after the commencement of the period of service to which the Performance Goals relate (which will generally be the beginning of the Plan Year) and while the outcome of whether or not those goals will be achieved is substantially uncertain. However, in no event will such goals be established after 25% of the period of service to which the goals relate has elapsed. Such goals and the Compensation payable for each Plan Year (or other period) if the goals are achieved shall be set forth in each Participant’s Award Agreement or in such other form and manner as the Committee shall determine in its discretion.

Certification. No Compensation shall be payable to any Participant for any Plan Year (or other period of performance) unless and until the Committee certifies that the Performance Goals and any other material terms were in fact satisfied.

6.	Discretion

The Committee shall have the discretion to amend Compensation which would otherwise be payable upon attainment of one or more Performance Goals in whole or in part to the extent that it deems appropriate.

7.	Incentive Awards and Benefit Plans

The Committee shall pay Compensation in cash. Compensation shall be included as “eligible compensation” for the Company’s retirement, group life insurance and disability plans, unless otherwise excluded by prevailing plan documents and/or local regulations.

8.	Award Forfeiture

In addition to all other terms and conditions herein, Awards are contingent upon Participant performance. For example, an employee with a low performance rating at the commencement date for any given Plan Year may be deemed ineligible to participate in the ABP for that Plan Year. If the employee’s performance rating improves, an ABP Award calculation may be given on a pro rata basis as of the date of the performance change. A Participant whose individual performance is deemed to be unsatisfactory at the conclusion of the applicable Plan Year may forfeit all or a portion of his or her ABP Award, as determined by the Committee in its sole discretion. Additionally, a Participant’s employment file must be free of current disciplinary action to participate in the ABP for that Plan Year.

A Participant whose active employment with the Company has been terminated prior to the date Awards are determined and paid to other participants for such Plan Year (or other period) shall forfeit all rights to any Award for such period, unless the following circumstances are present (in which case, the Committee may authorize an appropriate award in its sole discretion):

•	Participant’s active employment is terminated due to retirement after meeting Retirement Eligibility requirements and if such retirement date is on or after April 1 during the applicable Plan Year;

•	Participant becomes totally disabled (as determined by the Committee, taking into account any applicable local regulatory guidelines); or

•	Participant dies.

Under such circumstances, or if local regulatory guidelines so require, the Committee, in its sole discretion, may authorize an applicable Award, generally on a pro rata basis, but only to the extent the applicable Performance Goals have been met. Such Award shall be determined on a case-by-case basis. Any payment under any Award shall be made within the calendar year following the applicable Plan Year (or other period of performance) to which such Award relates, or, if earlier, upon termination of employment (to the extent not forfeited in accordance with the foregoing).

9.	Clawback

If a Participant is or subsequently becomes subject to the Company’s Executive Incentive Recoupment Policy (as such policy may be amended from time to time, the “Recoupment Policy”), or any other clawback policy that may be adopted by the Company in the future including, without limitation, any such policy or amended version of the Recoupment Policy required to comply with the final Securities and Exchange Commission rules and/or New York Stock Exchange listing standards with respect to recoupment adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the Recoupment Policy, together with any such other policies, collectively, the “Policies”), all or a portion of each Award granted to such Participant will be subject to potential recoupment upon the occurrence of certain recoupment events as specified in and in accordance with the terms of the Policies. The Company may utilize any method of recovery specified in the Policies in connection with any Award recoupments required or permitted under the Policies.

10.	Other Administrative Matters

This ABP replaces the annual bonus plan adopted by the Committee on February 20, 2020 and any plan adopted by the Committee before such date. The ABP shall remain in effect until amended or terminated by the Committee. The Company intends to maintain the ABP indefinitely but reserves the right to amend or terminate it by Committee action at any time if the Committee so determines in its sole discretion.

Awards may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, a Participant’s rights under the ABP shall be asserted during the Participant’s lifetime only by the Participant or the Participant’s legal representative.

A termination of employment shall not be deemed to have occurred for purposes of providing for the payment of any amounts upon a termination of employment unless such termination constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). Notwithstanding anything to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A, any payment otherwise due to such Participant as a result of the Participant’s termination of employment will be paid on the date six (6) months and one (1) day following the date of such termination of employment (or upon death, if earlier), to the extent required to avoid any adverse tax consequences under Section 409A.

The Company shall have the power and right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state and local, domestic or foreign, tax withholding.

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